Exhibit 23.1

  DONAHUE ASSOCIATES, L.L.C.
 27 BEACH ROAD, SUITE CO5-A
   MONMOUTH BEACH, NJ.    07750
                        Phone: (732) 229-7723

Consent of Certified Public Accountants

DRS Inc.

We have issued our report dated September 21, 2007, accompanying the audited financial statements as of June 30, 2007 from Inception, November 17, 2006 to June 30, 2007.

 We consent to the use of the aforementioned reports in the S-1 filing.

Donahue Associates LLC
January 25, 2008